Exhibit 99.1

Vote Adopted by the Board of Directors
of Progress Software Corporation
on September 5, 2006

RESOLVED:	That the Progress Software Corporation 1991 Employee Stock Purchase Plan (Amended and Restated as of March 10, 1998) (the “Plan”) be, and it hereby is, amended as follows:

Paragraph 4 of the Plan shall be amended by adding the following language at the end of that Paragraph: “Notwithstanding the foregoing and subject to Paragraph 22, in the event that, on any Exercise Date provided for herein, it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended, such Exercise Date shall be of no force or effect.”

Paragraph 8 of the Plan shall be amended by adding the following language at the end of that Paragraph: “In the event that an Exercise Date is of no force or effect pursuant to the provisions of Paragraph 4 above, the automatic exercise described in this Paragraph shall occur on the next succeeding Exercise Date in such Offering Period that has not been determined to be of no force or effect. If there is no such Exercise Date in the Offering Period, all of the participant’s outstanding payroll deductions for such Offering Period shall be returned to the participant, without interest.”

Paragraph 4 of the Plan shall be further amended by adding the following language at the end of the second subparagraph of Paragraph 4: “Notwithstanding the foregoing, no Offering Period shall commence if at any time it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended. If an Offering Period cannot commence upon any date for the reason set forth above, an Offering Period may commence upon a date other than January 1, April 1, July 1 or October 1, and such Offering Period may be for a duration of less than 27 months. Any determination as to whether an Offering Period shall so commence on another date, and the duration of such Offering Period, shall be in the sole discretion of the Committee.”